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                                                                     Exhibit 8.0

                              November  25, 1997



Board of Trustees
Richmond County Savings Bank
1214 Castleton Avenue
Staten Island, New York  10310

Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York  10310

     Re: Certain Federal Tax Consequences of the Conversion of Richmond County Savings Bank from a New York State Chartered Mutual Savings Bank to a New York State Chartered Stock Savings Bank and the Issuance of Common Stock of Richmond County Savings Bank to Richmond County Financial Corp. pursuant to a Plan of Conversion, and the Sale of Richmond County Financial Corp. Stock (the "Conversion")

Ladies and Gentlemen:

     You have requested an opinion on certain federal income tax consequences of the proposed conversion of Richmond County Savings Bank (the "Bank") from a New York State chartered mutual savings bank to a New York State chartered stock savings bank and the issuance of the Bank's capital stock to Richmond County Financial Corp., a Delaware corporation (the "Company" or the "Holding Company"), pursuant to the plan of conversion adopted by the Board of Trustees on July 31, 1997 and as amended by the Board of Trustees on November 20, 1997 (the "Plan of Conversion").

     The proposed transaction is described in the Prospectus and the Plan of Conversion, and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "FEDERAL TAX OPINION."

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Board of Trustees
November 25, 1997
Page 2

     We have made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. In rendering this opinion, we have received certain standard representations of the Company and the Bank concerning the Company and the Bank as well as the transaction ("Representations"). These Representations are required to be furnished prior to the execution of this letter and again prior to the closing of the Conversion. We will rely upon the accuracy of the Representations of the Company and the Bank and the statements of facts contained in the examined documents, particularly the Plan of Conversion. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies.
Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Conversion. We have assumed that the Conversion will be consummated strictly in accordance with the terms of the Plan of Conversion.

     The Plan of Conversion and the Prospectus contain a detailed description of the Conversion. These documents as well as the Representations to be provided by the Company and the Bank are incorporated in this letter as part of the statement of the facts.

     As a mutual savings bank, the Bank has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Bank belong to the deposit account holders of the Bank, hereinafter sometimes referred to as "depositors." A depositor of the Bank has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Bank is ever liquidated. In addition, a depositor of the Bank is entitled to interest on his account balance as fixed and paid by the Bank.

     In order to provide organizational and economic strength to the Bank, the Board of Trustees has adopted the Plan of Conversion whereby the Bank will convert itself into a New York State chartered stock savings bank (the "Converted Bank"), the stock of which will be held entirely by the Holding Company. In the event that the Holding Company is utilized, upon Conversion the Bank will issue its capital stock to the Holding Company and the Holding Company will issue and sell the Conversion Stock in accordance with the Plan of Conversion. The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma market value of the Common Stock of the Converted Bank. The Conversion and sale of the Common Stock will be subject to approval by the Superintendent of Banks of the State of New York and the FDIC and the approval of the Voting Depositors.

     ESTABLISHMENT OF LIQUIDATION ACCOUNT.   The Bank shall establish at the
time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Bank for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to


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Board of Trustees
November 25, 1997
Page 3

maintain their savings account at the bank.

Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his savings account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his savings account balance on the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, or to such balance as it may be subsequently reduced.

     In the unlikely event of a complete liquidation of the Bank (and only in such event), following all liquidation payments to creditors (including those to account holders to the extent of their savings accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his savings account then held, before any liquidation distribution may be made to any holders of the Bank's capital stock. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction with an FDIC institution, in which the Bank is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

     ESTABLISHMENT OF FOUNDATION. As part of the Conversion, the Company and the Bank intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code (the "Foundation") and to donate to the Foundation from authorized, but unissued, shares of Common Stock of the Holding Company in an amount up to 8.0% of the number of shares of Common Stock sold in the Conversion. The Foundation is intended to further the Converted Bank's long term commitment to its community. The Plan of Conversion provides that the Foundation is intended to complement the Bank's existing community reinvestment activities so as to allow the local community to share in the growth and profitability of the Holding Company and the Converted Bank over the long term. In the event that the Foundation does not receive the prerequisite approval, the Bank may determine to complete the Conversion without the Foundation.

     The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or
civic minded projects.   The Foundation will annually distribute total grants to
assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year.
In order to serve the purposes for which it was formed and to maintain its
Section 501(c)(3) qualification, under the Plan of Conversion, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Holding Company.


                                     * * *

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Board of Trustees
November 25, 1997
Page 4

     You have provided the following representations concerning this transaction:

     (a) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Bank to be constructively received under the Plan of Conversion will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Bank) deemed to be surrendered in exchange therefor.

     (b) If an individual's total deposits in the Bank equal or exceed $100 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account. The fair market value of the deposit accounts of the Bank which have a balance of less than $100 on the Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Bank.

     (c) Immediately following the Conversion, the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Bank immediately before the Conversion.

     (d) After the Conversion, the Converted Bank will continue the business of the Bank in the same manner as prior to the Conversion. The Converted Bank has no plan or intention and the Holding Company has no plan or intention to cause the Converted Bank to sell its assets other than in the ordinary course of business.

     (e) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Bank other than in the ordinary course of business.

     (f) The Holding Company and the Converted Bank have no current plan or intention to redeem or otherwise acquire any of the Common Stock issued in the Conversion transaction.

     (g) Immediately after the Conversion, the assets and liabilities of the Converted Bank will be identical to the assets and liabilities of the Bank immediately prior to the Conversion, plus the net proceeds from the sale of the Converted Bank's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Common Stock by the Employee Plans.

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Board of Trustees
November 25, 1997
Page 5

     (h) The Bank, Converted Bank and the Holding Company are corporations within the meaning of section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     (i) None of the shares of the Common Stock to be purchased by the depositor-employees of the Bank in the Conversion will be issued or acquired at a discount. However, shares may be given to certain Trustees and employees as compensation by means of the Employee Plans. Compensation to be paid to such Trustees and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (j) The fair market value of the assets of the Bank, which will be transferred to the Converted Bank in the Conversion, will equal or exceed the sum of the liabilities of the Bank which will be assumed by the Converted Bank and any liabilities to which the transferred assets are subject.

     (k) The Bank is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

     (l) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the Converted Bank and no other shares of capital stock of the Converted Bank will be issued and/or outstanding. At the time of the Conversion, the Converted Bank does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of the Converted Bank will be issued and/or outstanding.

     (m) Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Converted Bank, nor will there be any securities outstanding which are convertible into the capital stock of the Converted Bank.

     (n) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the Converted Bank.

     (o)  The Bank utilizes a reserve for bad debts in accordance with section


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Board of Trustees
November 25, 1997
Page 6


          593 and, following the Conversion, to the extent allowed under the Code, the Converted Bank shall likewise utilize a reserve for bad debts in accordance with section 593.

     (p)  The Bank currently satisfies the 60% "qualified assets" test of section 7701(a)(19) of the Code. Management expects the Converted Bank to be able to continue to satisfy the test in the future. The Converted Bank will also satisfy the "qualified thrift lender" tests set out in sections 301 and 303 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989.

     (q) Depositors will pay the expenses of the Conversion solely applicable to them, if any. The Holding Company and the Bank will each pay expenses of the transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

     (r) The exercise price of the subscription rights received by the Bank's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company Common Stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

     (s) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Bank arise solely by virtue of the fact that they are account holders in the Bank.

     (t) There is no plan or intention for the Converted Bank to be liquidated or merged with another corporation following this proposed transaction.

     (u) The liabilities of the Bank assumed by the Converted Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by the Bank in the ordinary course of its business and are associated with the assets transferred.

     (v) The Bank currently has no net operating losses for federal tax purposes, and has no such losses available for carryover to future tax years. The Bank has neither generated nor carried forward a net operating loss for federal tax purposes in the past ten tax years.

                            LIMITATIONS ON OPINION
                            ----------------------

     Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder and current


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Board of Trustees
November 25, 1997
Page 7

judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state, or city tax consequences of the Conversion under any section of the Code, or with respect to any aspect of the transaction, except if and to the extent specifically addressed.


                              FEDERAL TAX OPINION
                              -------------------

     Based solely upon the foregoing representations and information and assuming the transaction occurs in accordance with the Plan of Conversion (and taking into consideration the limitations noted throughout this opinion), it is our opinion that under current federal income tax law:

     (1) Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a depositor in a mutual savings bank is more nominal than real, unlike that of a shareholder of a corporation, the Conversion of the Bank from a mutual savings bank to a stock savings bank is a tax-free reorganization since it is a mere change in identity, form or place of organization within the meaning of section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Bank nor the Converted Bank shall recognize gain or loss as a result of the Conversion. The Bank and the Converted Bank shall each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) No gain or loss shall be recognized by the Converted Bank or the Holding Company on the receipt by the Converted Bank of money from the Holding Company in exchange for shares of the Converted Bank's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

     (3) The basis of the assets of the Bank in the hands of the Converted Bank shall be the same as the basis of such assets in the hands of the Bank immediately prior to the Conversion (Section 362(b) of the Code).

     (4) The holding period of the assets of the Bank in the hands of the Converted Bank shall include the period during which the Bank held the assets (Section 1223(2) of the Code).

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Board of Trustees
November 25, 1997
Page 8


     (5) No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Bank on the issuance to them of withdrawable deposit accounts in the Converted Bank plus interests in the liquidation account of the Converted Bank in exchange for their deposit accounts in the Bank or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).

     (6) Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a)). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

     (7) The basis of the deposit accounts in the Converted Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Converted Bank to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Bank shall be zero (Rev. Rul. 71-233, 1971-1 C.B. 113). The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

     Our opinion under paragraph (6) above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and
(7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders and Supplemental



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Board of Trustees
November 25, 1997
Page 9

Eligible Account Holders have a fair market value of zero. We understand that you have received a letter from Keller & Company, Inc. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.

     If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Converted Bank may be taxable on the distribution of the subscription rights.

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     Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion as well as all the information and representations referred to herein. Any change in the transaction could cause us to modify our opinion.

     We consent to the inclusion of this opinion as an exhibit to the Form 86-AC and Form S-1 Registration Statement of Holding Company and the Notice of Application for Conversion filed with the Federal Deposit Insurance Corporation (the "Notice") and the references to and summary of this opinion in such Form 86-AC, Form S-1 Registration Statement, and Notice.

                                    Sincerely,

                                    /s/ Muldoon, Murphy & Faucette

                                    MULDOON, MURPHY & FAUCETTE